Exhibit 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (“Amendment”), is entered into as of this 28th day of February, 2022 by and between Vinayak Hegde (“Executive”) and Wheels Up Partners LLC, a Delaware limited liability company (“Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement (defined below).

Whereas, Executive and Company are parties to that certain Employment Agreement dated as of April 27, 2021 (the “Employment Agreement”); and

Whereas, the parties hereto desire to amend the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	In Section 2 (Employment Duties) of the Agreement, effective October 5, 2021, the reference to “EVP and Chief Marketplace Officer” shall be deleted and replaced with “President.” Executive agrees to perform the duties consistent with the responsibilities of a President, which include oversight for both the demand generation and supply side of the Wheels Up marketplace, all sales functions, member services, account management, technology, product, operations and supply. Further, all other references in all other places in the Employment Agreement to “EVP and Chief Marketplace Officer” or “Chief Marketplace Officer” shall be deleted and replaced with “President”.

2.	In Section 5.1.1 (Base Salary) of the Agreement, effective October 5, 2021, the reference to a base salary of “$475,000 per year” shall be deleted and replaced with a base salary of “$600,000 per year.” Additionally, Executive received a salary increase from $475,000 to $495,000 which was effective September 20, 2021, through October 5, 2021. The $475,000 salary will be utilized to calculate Executive’s annual discretionary bonus for the period between September 20, 2021, and October 4, 2021. Within thirty (30) days from the date this Amendment is fully executed, Company shall pay Executive a cash bonus of $25,846.15 to compensate for the increase in wages Executive would have received between October 5, 2021, and December 31, 2021.

3.	In Section 5.2 (Annual Bonus Opportunity) of the Agreement, effective October 5, 2021, the reference to “an annual discretionary bonus with a target amount equal to one hundred percent (100%)” shall be deleted and replaced with “an annual discretionary bonus with a target amount equal to one hundred twenty-five percent (125%).” The annual bonus amounts for the first twelve (12) months of employment are guaranteed at the Target Bonus level (100% between May 5, 2021, and October 4, 2021, and 125% from October 5, 2021, and May 5, 2022).

4.	Effective January 1, 2022, Section 5.4 (Executive Flight Hours) shall be deleted in its entirety and replaced with the following:

“Section 5.4 (Executive Flight Hours) Provided Executive continues to maintain his Wheels up Core membership account in good standing during the Term, Executive shall receive fifteen (15) bonus hours of flight time on a light-cabin (e.g. King Air 350i, Hawker 400) and fifty (50) bonus hours of flight time on a mid-cabin (e.g. Citation Excel/XLS or Citation X), in accordance with the Executive Flight Hours plan established by the Company. Further, in addition to the aforementioned Flight Hours, Executive will be entitled to purchase up to fifteen (15) light-cabin (e.g. King Air 350i, Hawker 400) hours per year and fifty (50) mid-cabin (e.g. Citation Excel/XLS or Citation X hours per year at the then prevailing rate and terms available for purchase generally by other senior executives of the Company.

5.	Equity Award. The Company will recommend to the Compensation Committee of the Board of Directors that you be granted a one-time equity award of 1,377,411 restricted stock units, in the form and subject to the terms of the Company’s long-term incentive plans that may be implemented for similar level of employees of the Company (currently pending), and as may be amended from time to time at the discretion of the Company. The Equity Award grant shall be made on the next regularly scheduled grant date by the Board of Directors. The RSU Award Agreement shall specify that the grant shall vest in equal, annual installments over a three-year period on each anniversary of the Grant Date.

Except as amended hereby, each of the parties hereto acknowledges and agrees that the Employment Agreement shall continue and remain in full force and effect in all respects.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

WHEELS UP PARTNERS LLC

By:	/s/ Kenneth Dichter
Name: Kenneth Dichter
Title: CEO

EXECUTIVE:

/s/ Vinayak Hegde
Vinayak Hegde
Title: President

Address:
[Redacted]

[Signature Page to Amendment No. 1 to Employment Agreement]

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